NUVEEN MANAGED ACCOUNTS PORTFOLIOS TRUST

MANAGEMENT AGREEMENT

SCHEDULE A

AMENDED AS OF JUNE 22, 2020

The Funds of the Trust currently subject to this Agreement and the effective date of each are as follows:

FUND	EFFECTIVE DATE	TERM

Municipal Total Return Managed Accounts Portfolio	October 1, 2014	Until August 1, 2021

Nuveen Core Impact Bond Managed Accounts Portfolio	July 9, 2020	Until August 1, 2021

Dated: June 23, 2020

NUVEEN MANAGED ACCOUNTS PORTFOLIOS TRUST

ATTEST	BY /S/ GIFFORD R. ZIMMERMAN
Vice President

/s/ Virginia O’Neal

NUVEEN FUND ADVISORS, LLC

ATTEST	BY /S/ CHRISTOPHER M. ROHRBACHER
Managing Director

/s/ Virginia O’Neal